Exhibit 2.1

DESCRIPTION OF SHARE CAPITAL

The Ordinary Shares of E-Home Household Service Holdings Limited. (the “Company” or “We”) are currently listed on the Nasdaq Capital Market and registered under Section 12(b) of the Exchange Act.

We are a Cayman Islands company and our affairs are governed by our fourth amended and restated memorandum and articles of association and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below.

Our authorized share capital consists of 100,000,000 ordinary shares of a par value of $10 per share, and 10,000,000 preferred shares, of a par value of $0.002 per share. As of October 28, 2024, 8,690,171 ordinary shares were issued and outstanding and no preference shares were issued and outstanding.

We have adopted the fourth amended and restated memorandum and articles of association. The following are summaries of material provisions of our fourth amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Company’s Annual Report on Form 20-F.

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Act and to the fourth amended and restated articles of association.

Voting Rights

On all matters upon which the ordinary shares are entitled to vote, at any general meeting on a show of hands every shareholder present in person, by corporate representative or by proxy, has one vote and on a poll, every shareholder so present has one vote for every fully paid share of which they are the holder. Voting at any meeting of shareholders is by poll unless the chairman of the meeting may in good faith, allow a resolution which relates purely to a procedural or administrative matter to be voted on by a show of hands.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast in a general meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions contained in our fourth amended and restated articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, and it may also, without prejudice to the foregoing generality, refuse to register a transfer of any share to more than four joint holders or a transfer of any share (not being a fully paid up share) on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required; and

●	any fee related to the transfer has been paid to us.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Act and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by a majority of our board of directors or our chairman. Advance notice of at least ten (10) clear days is required for the convening of any general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than one-third of the votes attached to the then issued share capital of the company.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, our fourth amended and restated articles of association provides our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements in accordance with the fourth amended and restated articles of association.

Changes in Capital

We may from time to time by ordinary resolution:

●	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	divide our shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares attach thereto respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions which in the absence of any such determination by us in general meeting, as the directors may determine;

●	sub-divide our existing shares, or any of them into shares of a smaller amount; or

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

Exempted Company

We are an exempted company with limited liability under the Companies Act of the Cayman Islands. The Companies Act in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

●	an exempted company’s register of members is not open to inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue shares with no par value;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company;

●	an exempted company may register as a segregated portfolio company; and.

●	may apply to be registered as a special economic zone company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. We are subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. As a foreign private issuer, we may from time to time elect to follow home country practice in lieu of the Nasdaq Marketplace Rules.

Cumulative Voting. As permitted under Cayman Islands law, our fourth amended and restated articles of association do not provide for cumulative voting.

Amendment of Governing Documents As permitted by Cayman Islands law, our fourth amended and restated memorandum and articles of association may only be amended by special resolution or the unanimous written resolution of all shareholders.

Rights of Non-Resident or Foreign Shareholders There are no limitations imposed by our fourth amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our fourth amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Preferred Shares

The Board is empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of preferred shares and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, and to increase or decrease the size of any such class or series (but not below the number of shares of any class or series of preferred shares then outstanding) to the extent permitted by law. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any class or series of preferred shares may, to the extent permitted by law, provide that such class or series shall be superior to, rank equally with or be junior to the preferred shares of any other class or series.

Warrants

On December 20, 2021, the Company entered into a Securities Purchase Agreement with an institutional investor pursuant to which the Company issued an unsecured convertible promissory note with a two-year maturity to Investor. Joseph Stone Capital, LLC (“JSC”) acted as the exclusive placement agent in connection with the offering. The Company agreed to pay JSC a cash fee equal to 6.5% of the aggregate gross proceeds received by the Company in the offering as well as certain placement agent allowance and legal fees. In addition, the Company agreed to issue to JSC or its designee(s) warrants to purchase up to 157,934 ordinary shares of the Company. The warrants have a term of five years and are exercisable at a price of $2.00 per share (2 ordinary shares at a price of $40,000 per share retroactively adjusted for effect of reverse stock split on October 4, 2022, April 13, 2023, September 25, 2023, and September 24, 2024).

On May 13, 2022, the Company entered into a Securities Purchase Agreement with an institutional investor pursuant to which the Company issued an unsecured convertible promissory note with a two-year maturity to Investor. Joseph Stone Capital, LLC (“JSC”) acted as the exclusive placement agent in connection with the offering. The Company agreed to pay JSC a cash fee equal to 6.5% of the aggregate gross proceeds received by the Company in the offering as well as certain placement agent allowance and legal fees. In addition, the Company agreed to issue to JSC or its designee(s) warrants to purchase up to 386,585 ordinary shares of the Company. The warrants have a term of five years and are exercisable at a price of $0.49 per share (4 ordinary shares at a price of $9,800 per share retroactively adjusted for effect of reverse stock split on October 4, 2022, April 13, 2023, September 25, 2023 and September 24, 2024).

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “EJH”.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is VStock Transfer LLC. The transfer agent and registrar’s address is 18 Lafayette Pl, Woodmere, NY 11598.

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